Exhibit 10.7

APPLIED AEROSPACE STRUCTURES, CORP.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of December 1, 2022 (the “Effective Date”) by and between Kevin Bidlack (hereinafter referred to as “Employee”) and Applied Aerospace Structures, Corp., an Illinois corporation (hereinafter referred to as the “Company”).

RECITALS

The Company and Employee previously entered into an employment agreement, dated as of May 1, 2020 (the “Previous Agreement”);

The Company desires to employ Employee as the Chief Executive Officer and the Employee desires to commit his employment with the Company as its Chief Executive Officer, on and pursuant to the terms of this Agreement; and

The Company and Employee desire for this Agreement to supersede and replace the Previous Agreement in its entirety upon the Effective Date.

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. TERMINATION OF PREVIOUS AGREEMENT. Each of the Company and Employee acknowledge and agree that, effective as of the date hereof, and without any further action by any of the parties, (a) the Previous Agreement shall be terminated in its entirety with no additional cost or liability to the Company (or its successors or assigns), (b) all rights, obligations and liabilities of the Employee under the Previous Agreement shall cease, (c) the Previous Agreement shall be deemed null and void and of no force or effect, provided that any salary or bonuses accrued but not yet paid by the Company to Employee pursuant to the Previous Agreement will be paid to the Employee consistent with past practice, and any accrued paid time off (“PTO”) will be carried over and continue under this Agreement.

2. EMPLOYMENT AND DUTIES.

(a) The Company agrees to employ Employee and Employee hereby accepts employment by the Company as the Chief Executive Officer, effective as of the date of this Agreement. The Employee shall perform, to the best of Employee’s ability, experience and talents, such duties as are commensurate with the position of Chief Executive Officer, or as may be assigned from time to time by the Board of Directors of GB Eagle Holdings, LP (the “Board”).

(b) During the term of his employment, Employee shall devote his entire time, attention and energies to the business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from devoting reasonable time for engaging in charitable or community activities or managing his personal investments, provided that such activities and actions do not, individually or together, interfere with the regular performance of

Employee’s duties and responsibilities under this Agreement or involve a conflict of interest with the Company. Except as otherwise provided herein, Employee’s conduct shall be governed by the general rules and polices applicable to employees of the Company.

3. TERM. This Agreement shall commence and is effective upon the date first referenced above and continues through December 1, 2027 (the “Initial Term”), unless terminated in accordance with the provisions of this Agreement. Thereafter, unless previously terminated or written notice not to renew is provided by either party to the other at least sixty (60) days prior to the end of the Employment Term, this Agreement and the Employment Term shall automatically renew for subsequent one-year periods (each, a “Renewal Term” and collectively, the “Employment Term”).

4.  COMPENSATION.

(a) During the Employment Term, the Company shall pay Employee as base compensation (the “Base Salary”) for his services an annual salary of $450,000, payable in bi-monthly payments, less applicable withholdings. With respect to the first Renewal Term following expiration of the Initial Term (if applicable), Employee’s Base Salary shall increase by ten percent (10%) relative to Employee’s Base Salary during the Initial Term. Employee shall be entitled to the maximum PTO accrual under the Company policy, but not less than six (6) weeks, upon the signing of this Agreement and will take paid PTO each year in accordance with the Company’s policies and procedures. The Company shall provide Employee with substantially all other fringe benefits, which it makes available to other employees of the Company. The Company also agrees to pay Employee’s monthly medical contribution, as elected by Employee.

(b) During the Employment Term, Employee shall be eligible to receive an annual bonus under the Company’s senior management bonus plan, with an annual target amount equal to $300,000, based on the Company’s achievement of specified performance conditions to be determined by the Board in its sole discretion (any such bonus payable hereunder, the “Annual Bonus”).

5.  INVENTIONS.

(a) The Company shall have all rights including international priority rights in all Inventions (defined as any invention, idea, design, concept, development, technique, discovery or improvement) whether or not patentable and/or subject to protection by intellectual property or patent laws, and all proposals, computer programs and writings, including any patent and copyright interests therein, which Employee authors, conceives or makes, either solely or jointly with others, during Employee’s employment with the Company, which: (i) relate to any subject matter with which Employee’s work for the Company or any of its affiliates may be concerned; (ii) relate to the business, products or services, or actual or demonstrably anticipated research or development, of the Company or the Company’s suppliers or contractors; (iii) involve the use of the time, equipment, materials or facilities of the Company or any of its affiliates; or (iv) relate or are applicable to any phase of the Company’s research and development. Further, during the Employment Term and thereafter, at the reasonable request of the Company and without expense to Employee, Employee agrees to execute all reasonable documents and to take all reasonable actions as may be necessary in order to assign all rights to or otherwise vest good title in (or as directed by) the Company, and protect or exploit such rights, to the property and proprietary rights described in this subsection.

(b) Pursuant to California Labor Code Section 2870, the Company shall have no rights in any Inventions made or conceived by Employee which do not involve any Confidential Information (as defined below), equipment, supplies facilities or materials of the Company, any of its affiliates or the Company’s suppliers or contractors, and which are developed entirely on Employee’s own time unless: (i) the Invention relates at the time of conception or reduction to practice of the invention to the business, products or services of the Company, any of its affiliates or the Company’s suppliers or contractors; or (ii) the Invention relates to actual or demonstrably anticipated research or development projects of the Company, any of its affiliates or the Company’s suppliers or contractors: or (iii) the Invention results from any services performed by Employee for the Company, any of its affiliates or the Company’s suppliers or contractors.

(c) The term “Confidential Information” as used in this Section 5 and throughout this Agreement shall include information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in a business similar to that conducted or contemplated by the Company and which relate to any one or more of the aspects of the recent or past business(es) of the Company, any supplier or contractor of the Company, or any of its or their subsidiaries or affiliates, or any of their predecessors. Employee shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by documentary evidence to have been known by Employee prior to disclosure to Employee by the Company. Confidential Information expressly does not include information that is not legally protectable under federal or state law or applicable regulations. Nothing stated in this Agreement is intended to limit or restrict rights under applicable law such as engaging in protected activity under the National Labor Relations Act, including discussing wages, hours, or working conditions, engaging in whistleblower activity, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company that (A) is made (1) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

6.  RESTRICTIVE COVENANTS.

(a) During the Employment Term and any period in which Employee is employed by the Company or its affiliates, Employee shall not directly or indirectly: (i) solicit or otherwise call upon any of the Company’s or any of its affiliates’ Customers (as defined below), except for or on behalf of the Company or any of its affiliates; (ii) engage in any business that is a Competitor; or (iii) enter into any agreement with or solicit or cause others to solicit, the employment or engagement of any officer, salesperson, contractor, supplier, consultant or employee of the Company or any of its affiliates, for the purpose of causing such officer, salesperson, contractor, supplier, consultant or employee to terminate his, her or its employment with or engagement by the Company or such affiliate.

(b) Without limiting Section 6(a), during the Employment Term and any period in which Employee is employed by the Company or its affiliates, and for a period of twelve (12) months immediately after the employee’s termination of employment for whatever reason, except with the prior written consent of the Company, Employee shall not directly or indirectly: (i) solicit or induce or attempt to solicit or induce any employee of the Company to leave the Company that the Employee supervised or had contact with during the Employee’s employment with the Company; or (ii) use any of the Company’s Confidential Information (as defined in Section 5 above) and Trade Secrets (as defined in Section 8 below) to solicit or induce or attempt to solicit or induce any (A) supplier, vendor, contractor or Customer of the Company to terminate his, her or its relationship or business with the Company, or make any change adverse to the Company in such relationship or business with the Company, or (B) Potential Customer to convince or prevent such Potential Customer from either entering into a relationship or conducting business with the Company.

For purpose of this Agreement:

“Competitor” shall mean any business engaged as a business rival to the Company in the design, fabrication, manufacture, assembly or sale of: (1) products or services similar to or competitive with the Company’s products or services during the term of Employee’s employment with the Company; or (2) products or services similar to or competitive with those products or services planned or proposed to be introduced by the Company and known to the Employee at any time during the term of Employee’s employment with the Company;

“Customer(s)” shall mean a person, firm or other entity which within two (2) years prior to the date of Employee’s termination with the Company acquired products or services directly or indirectly from the Company (or from one or more of its predecessor entities); and

“Potential Customer(s)” shall mean a person, firm or other entity which the Company, within one (1) year prior to the date of Employee’s termination with the Company, directly or indirectly solicited, prepared a proposal or developed a plan, product or service for, or were preparing to solicit within one (1) year prior to the date of termination of Employee’s employment with the Company, provided Employee knew about or was involved in the Company’s solicitation or preparation to solicit.

(c) If Employee’s employment with the Company terminates other than for Cause pursuant to Section 9(b) below and Employee elects to receive severance pay pursuant to Section 9(b), and without limiting Section 6(b), the restrictions contained in Section 6(a)(ii) shall continue in full force and effect for the period that Employee receives severance pay in those states in which Company conducts business, except that within the State of California, such restrictions shall extend only to the specific counties specified on Schedule A attached to this Agreement.

7. REMOVAL OF DOCUMENTS. No documents, files records, film, tapes or other media, correspondence, notes, customer lists, brochures, catalogues or other papers (including copies) relating to the business of the Company, any affiliate of the Company or the Company’s suppliers, contractors or customers shall be removed from the Company’s premises, except as Employee’s duties to or for the Company may require, and in such case Employee will immediately return such to the Company. Employee will not copy or duplicate any of the foregoing materials for Employee’s own use or for any purpose whatsoever unless required for the Company’s business or benefit or otherwise specifically requested to do so by the Company. Employee shall also return all Company property including Company electronic files at the end of Employee’s employment with Company or upon the Company’s earlier request. In the event that Employee’s employment with the Company terminates for any reason Employee grants consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement. The provisions of this Section shall survive the termination of this Agreement for any reason, to the extent allowed by law.

8. TRADE SECRETS. Employee understands that during the course of his employment, he has acquired and will continue to acquire and have access to Trade Secrets (as defined below) and other Confidential Information (as defined above) of the Company, its affiliates, suppliers, contractors and customers and potential customers, whether or not reduced to writing, patented, copyrighted or trademarked, all of which is confidential in nature and of great value to the Company. Employee will not divulge any Trade Secrets or Confidential Information to any other person, firm or other entity, or use, rely on, or permit the use of any of Trade Secrets or other Confidential Information other than pursuant to this Agreement on behalf of the Company. “Trade Secrets” is to be broadly defined and includes (a) all information that has or could have commercial value or other utility in the business in which the Company or its customers are engaged or in which they contemplate engaging, and (b) all information that, if disclosed without authorization, could be detrimental to the interest of the Company or its Customers, whether or not such information is identified as Trade Secrets by the Company or its Customers. By example and without limitation, Trade Secrets includes all information on the Company’s operating techniques, processes, formulas, trade secrets, inventions, discoveries, improvements, research or development test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections and customer and supplier identities, characteristics and agreements. The provisions of this Section shall survive termination of this Agreement for any reason. Employee shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally a Trade Secret, subsequently enters the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by documentary evidence to have been known by Employee prior to disclosure to Employee by the Company. Trade Secrets expressly does not include information that is not legally protectable under federal or state law or applicable regulations. Nothing stated in this Agreement is intended to limit or restrict rights under applicable law such as engaging in protected activity under the National Labor Relations Act, including discussing wages, hours, or working conditions.

9.  SEVERANCE PAY.

(a) Subject to the Company’s obligations to pay Employee severance as specified below, Employee understands and acknowledges that his employment at the Company constitutes at-will employment, which Employee understands to mean that either Employee or the Company may terminate such employment at any time, for any lawful reason whatsoever, with or without Cause (as defined below), and with or without notice. Employee further understands and agrees that neither Company’s oral or written offer of employment, Employee’s acceptance thereof, the duration of Employee’s employment or any salary increases, promotions, performance reviews or benefits Employee may receive, nor any formal or informal Company policies, constitutes a contract for continued employment, and may not be deemed or construed by either Employee or the Company to constitute such a contract.

(b) The Company has the right to terminate Employee’s employment at any time with or without Cause, upon providing Employee with written notice of such termination, in which case the Company shall promptly pay Employee any accrued but unpaid Base Salary, accrued but unused PTO, and timely pay all unpaid prior year Annual Bonus, if any. However, if the Company terminates Employee’s employment other than for Cause, as severance and in lieu of any right of Employee to be paid Base Salary, an Annual Bonus, any other payment or other benefit under this Agreement or under the Company’s other plans and benefit programs, Employee shall receive the following from the Company, subject to Employee’s execution and non-revocation of a general release of claims in a form to be provided by the Company (the “Release”), with such Release becoming effective and non-revocable within sixty (60) days of Employee’s termination date: (i) Employee’s Base Salary paid in monthly installments for twelve (12) months after the date of termination commencing on the sixtieth (60) day following such termination date, with the first installment including all amounts previously due and owed thereto; and (ii) Employee’s prorated portion (through the date of such termination) of the Annual Bonus for the year in which such termination occurred based on actual performance (as determined by the Board), and paid at the same time Annual Bonuses are paid to other senior executives of the Company. However, in no event will Employee be entitled to any other payment, bonus or severance which might otherwise be due Employee under this Agreement or under the Company’s severance pay policy, if any, applicable to other employees of the Company. For purposes of this Section, the term “Cause” shall mean, without limitation, Employee’s material breach of this Agreement, gross negligence, inability to carry out his duties under this Agreement, substantial neglect of duties, breach of fiduciary duty, material misrepresentation of a material fact or circumstance, in each case, as determined by the Board, or Employee’s conviction of a felony, fraud or dishonesty. All amounts paid to Employee under this Section 9 shall be net of all required taxes and withholdings. Should Employee breach this Agreement (including Section 5, 6 and 8), Company shall have no obligation to pay any severance whatsoever.

(c) If Employee is terminated for Cause, or if this Agreement is not renewed by the Company for Cause, the Company shall promptly pay Employee any current unpaid Base Salary, any accrued but unused PTO, and timely pay all unpaid prior year Annual Bonus, if any, based on the actual performance (as determined by the Board), and paid at the same time Annual Bonuses are paid to other senior executives of the Company. However, Employee shall not be entitled to receive any severance pay, accrued Annual Bonus for the year in which termination (or non-renewal occurs) or any other bonus, compensation or benefits which might otherwise be due Employee under the Company’s severance pay or benefit policies, if any, applicable to employees of the Company, or any other termination damages, none of which Employee is eligible for in connection with a Cause termination or Cause non-renewal.

(d) If Employee terminates his employment with the Company or provides the Company with notice of his intention not to renew this Agreement: (i) the Company shall promptly pay Employee any current unpaid Base Salary; (ii) the Company shall promptly pay Employee any accrued but unused PTO, (iii) the Company shall timely pay Employee all prior year unpaid Annual Bonus; (iv) the Employee shall be entitled to keep all Annual Bonus amounts previously paid to him with respect to the fiscal year of the Company in the year of termination (or non-renewal) (the “Current Bonus”); (v) Employee will be eligible to receive a prorated portion (through the date of such termination) of the Annual Bonus for the year in which such termination occurs based on actual performance (as determined by the Board in its sole direction) (the “Pro-Rata Bonus”), which will be paid at the same time Annual Bonuses are paid to other senior executives of the Company, and (vi) the Employee shall not be entitled to any other salary, benefits, bonuses or compensation (other than current unpaid Base Salary, any accrued but unused PTO, the prior year Annual Bonus, the Current Bonus, and the Pro-Rata Bonus).

10. ARBITRATION AND EQUITABLE RELIEF.

(a) Any dispute or claim arising out of, in relation to, or in connection with this Agreement, or the interpretation, making, performance, breach or termination thereof, or Employee’s hiring or termination or non-renewal of any term of such employment, shall be settled by binding arbitration in Stockton, California, under the Commercial Arbitration Rules of the JAMS by one or more arbitrators appointed in accordance with said rules. Such arbitration is in lieu of any court or any trial to which Employee or the Company would be entitled to and covers all common law and statutory claims, lawsuits, disputes, and/or controversies that Employee may have against the Company or that the Company may have against Employee arising from, relating to or having any relationship or connection whatsoever with, Employee’s employment by, separation from, or other association with the Company. This arbitration agreement will include all possible claims noted above, excluding claims for workers’ compensation or unemployment compensation benefits. Nothing herein shall prevent Employee or the Company from filing a claim or charge with any federal, state or local government agency or otherwise require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. The arbitration procedure specified in this Agreement shall be applicable only to judicially cognizable claims, and not to any dispute or claim that in the absence of this Agreement would not be judicially cognizable. The Company and Employee agree to waive their rights to a civil trial by a judge or a jury or other judicial resolution. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, Employee waives any right or ability to participate in any court proceeding, including any class, collective, or multi-party action, against the Company or any of its affiliates. Employee also agrees to bring any arbitrations only on an individual basis (and not as a co-claimant with any other individual(s) against the Company or any of its affiliates), or on a putative class or collective basis.

(b) This Agreement and arbitration agreement shall be governed by the laws of the State of California. Employee understands that the arbitrator shall apply California law to the merits of any dispute or claim, with reference to rules of conflict of law. The Company shall pay all arbitrator fees and arbitration forum expenses for the arbitration process. Each party shall pay its own litigation costs (e.g., copying, depositions, witnesses and expert fees) and attorneys’ fees to the same extent it would in a court of law, unless the arbitrator, applying the same rules as a court in such situations and in accordance with applicable law, rules otherwise. The arbitration shall be conducted on a strictly confidential basis.

(c) Notwithstanding the foregoing, before appointment of the arbitrator and in exceptional circumstances even thereafter, the parties may apply to any court of competent jurisdiction in San Joaquin County, California for a Temporary Restraining Order, Preliminary Injunction, or other interim or conservatory relief, in aid of arbitration, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator. Because Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages for any breach of covenants set forth in Sections 5 through 8 of this Agreement, and such breach would result in irreparable and continuing damage to the Company, Employee agrees that the Company has, in addition to any other right or remedy available, the rights to equitable remedies described above. Employee further agrees that no bond or other security shall be required in obtaining any such equitable relief.

11. SEVERABILITY. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provisions(s), clause(s), or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s) or sentence(s) were omitted. The provisions of this Section shall survive the termination of this Agreement for any reason.

12.  MISCELLANEOUS.

(a) From time to time, the Company may wish to use Employee’s name, voice, signature, photograph or likeness in its public relations or promotional activities. Employee consents to the use of such materials by the Company for such promotional purposes, including but not limited to use in advertisements, brochures, videotapes and films. In addition, Employee releases the Company from any financial obligation to Employee for such uses.

(b) The rights and benefits of the Company under this Agreement shall be transferable and assignable, in whole or in part. Employee may not assign or delegate any of Employee’s rights or obligations hereunder without first obtaining the written consent of the Company. Without limiting Section 10, Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there or any judgment entered against Employee by the Company arising from or relating to this Agreement.

(c) The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of a like nature or kind. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

(d) This Agreement, including any and all exhibits attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. Employee acknowledges and agrees that Employee shall continue to remain bound by any and all obligations and restrictive covenants, including all cooperation, confidentiality, intellectual property, nonsolicitation, and nondisparagement obligations that Employee owes to the Company or its affiliates. No amendment or modification of the terms of the Agreement shall be binding upon either party unless reduced to writing and signed by Employee and a duly appointed officer of the Company.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

“COMPANY”		“EMPLOYEE”

APPLIED AEROSPACE STRUCTURES, CORP.		/s/ Kevin Bidlack
KEVIN BIDLACK
By:	GB Eagle Buyer, Inc.
Its:	Sole Stockholder

Address:

By:	/s/ Noah Blitzer
Name:	Noah Blitzer
Title:	Authorized Person

SCHEDULE A

CALIFORNIA COUNTIES

Alameda	Marin	San Mateo
Alpine	Mariposa	Santa Barbara
Amador	Mendocino	Santa Clara
Butte	Merced	Santa Cruz
Calveras	Modoc	Shasta
Colusa	Mono	Sierra
Contra Costa	Monterey	Siskiyou
Del Norte	Napa	Solano
El Dorado	Nevada	Sonoma
Fresno	Orange	Stanislaus
Glenn	Placer	Sutter
Humboldt	Plumas	Tehama
Imperial	Riverside	Trinity
Inyo	Sacramento	Tulare
Kern	San Benito	Tuolumne
Kings	San Bernardino	Ventura
Lake	San Diego	Yolo
Lassen	San Francisco	Yuba
Los Angeles	San Joaquin
Madrea	San Luis Obispo